SCHEDULE 14A INFORMATION

	PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
	THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ]     Confidential, for use of the Commission only

[x]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


		       MICROS-TO-MAINFRAMES, INC.
		(Name of Registrant as Specified In Its Quarter)

		       MICROS-TO-MAINFRAMES, INC.
		(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transaction applies:

(2)     Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid: $

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:

(4)     Date Filed:

			 MICROS-TO-MAINFRAMES, INC.
			     614 Corporate Way
		      Valley Cottage, New York 10989

		  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of MICROS-TO-MAINFRAMES, INC.:

	Notice is hereby given that the Fiscal 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Micros-to-Mainframes, Inc. (the "Company"), a New York corporation, will be held on Tuesday, October 31, 2000, at 614 Corporate Way, Valley Cottage, New York at the hour of 9:30 a.m., for the following purposes:

  1. To elect six (6) Directors of the Company to serve for the ensuing year and/or until their successors are elected and qualify;

  2. To approve and adopt the Micros-to-Mainframes, Inc. 2000
     Long-Term Performance Plan;

  3. To ratify the appointment of Goldstein Golub Kessler LLP as independent auditors of the Company's financial statements for the fiscal year ending March 31, 2001; and

  4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed the close of business on September 15, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

		     By Order of the Board of Directors

			   Frank T. Wong, Secretary

Valley Cottage, New York

September 25, 2000

	WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, AND RETURN IT TO THE COMPANY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND SHAREHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE THERE IN PERSON SHOULD THEY SO DESIRE.

		      MICROS-TO-MAINFRAMES, INC.
			  614 Corporate Way
		    Valley Cottage, New York 10989

			      PROXY STATEMENT

	This Proxy Statement is being furnished in connection with the solicitation of proxies by Micros-to-Mainframes, Inc. (the "Company") to be voted at the Fiscal 2000 Annual Meeting of the Shareholders (the "Annual Meeting") to be held at 614 Corporate Way, Valley Cottage, New York on Tuesday, October 31, 2000 at
9:30 a.m., and at any and all adjournments thereof. This Proxy Statement and accompanying Notice of Meeting and form of proxy are to be first mailed on or about September 25, 2000 to the holders of record of the Company's common stock, $.001 par value per share (the "Common Stock") as of the close of business on September 15, 2000. At the close of business on September 15, 2000, there were issued and outstanding and entitled to vote 4,895,569 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter which may properly come before the Annual Meeting. All expenses of this solicitation will be paid for by the Company, which solicitation will be made by use of the mails or by personal contacts by the officers of the Company. The affirmative vote of the plurality of the votes cast by the holders of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of Directors. The affirmative vote of the majority of the votes cast by the holders of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the Micros-to-Mainframes, Inc. 2000 Long-
Term Performance Plan and to ratify the appointment of Goldstein Golub Kessler LLP as independent auditors of the Company.

	Common Stock represented by a valid unrevoked proxy will be voted at the Annual Meeting and any adjournment thereof as specified therein by the person giving the proxy. If no specification is made, the Common Stock represented by such proxy will be voted in favor of the election of each nominee for Director, "FOR" the approval of the Micros-to-Mainframes, Inc.
2000 Long-Term Performance Plan and "FOR" the ratification of Goldstein Golub Kessler LLP as independent auditors for the fiscal year ending March 31, 2001 and at the discretion of the proxy agents upon any other matters which may properly come before the Annual Meeting. Shares represented by proxies which are marked "Abstain" for any matter, and proxies which are marked to deny discretionary authority on all other matters will not be included in the vote totals and therefore will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. A proxy may be revoked by the person executing the same at any time before the authority thereby granted is exercised, upon written notice of revocation received by the Company's Secretary, by executing and delivering a later dated proxy or by attending the Annual Meeting and voting in person.

	A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the Annual Meeting, at the offices of the Company, 614 Corporate Way, Valley Cottage, New York 10989, during ordinary business hours for ten (10) days prior to the Annual Meeting. Such list shall also be available during the Annual Meeting.

	      ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

PROPOSAL 1.     ELECTION OF SIX (6) NOMINEES AS DIRECTORS

	At the Annual Meeting, six (6) Directors are to be elected for the ensuing year and until their successors are duly elected and qualify. If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. The proxies cannot be voted for more than six Directors at the Annual Meeting.

	Proxies not marked to the contrary will be voted "FOR" the election of the following six persons:

Name               Age      Position with the Company       Director Since
----               ----     -------------------------       --------------
Howard Pavony       49      Chairman of the Board of            1986
			    Directors

Steven H. Rothman   51      Chief Executive Officer,            1986
			    President and a Director

William Lerner*     67      Director                            1995

Arnold J. Wasserman*62      Director                            1998

Alvin E. Nashman*   73      Director                            1998

James W. Davis*     52      Director                            2000

_______________________
* Member of the Audit Committee and Compensation Committee.

	Howard Pavony has served as Chairman of the Board of Directors of the Company since September 1996. He served as Co-Chief Executive Officer and President of the Company from May 1986 to August 1996. He has been a Director since 1986. From 1977 until 1986, Mr. Pavony was employed by Data Research Associates ("DRA"), a computer hardware and accessories company, rising to the positions of Vice President of Sales and member of the Executive Board of DRA.

	Steven H. Rothman has served as Chief Executive Officer and President of the Company since September 1996. He served as Co-Chief Executive Officer and Vice President of the Company from
May 1986 to August 1996. He has been a Director since 1986. From 1976 until 1986, Mr. Rothman was employed by DRA, rising to the positions of Director of Marketing and member of the Executive Board.

	William Lerner has served as a Director of the Company since September 1995 and is the Chairman of the Compensation Committee. Mr. Lerner has been engaged in the private practice of corporate and securities law in New York since 1960 and Pennsylvania since 1991. His career included service with the U.S. Securities and Exchange Commission, the American Stock Exchange, and as counsel to a major investment banking/securities brokerage firm. Mr. Lerner is a director of Seitel, Inc. (a NYSE listed oil and gas service company that owns the largest seismic data library in North America), Rent-way, Inc. (a NYSE listed company that is the second largest in the rental-purchase industry), Cortland Trust, Inc. (a money market mutual fund company that is marketed primarily through brokerage firms and regional commercial banks), and Helm Resources, Inc. (an OTC Bulletin Board company that provides financing and management services to middle market public companies).

	Arnold J. Wasserman has served as a Director of the Company since March 1998 and is the Chairman of the Audit Committee. Mr. Wasserman has, for the past 25 years, been a principal of P & A Associates, a leasing/consulting firm. Prior to that, he held positions with IBM and Litton Industries. Mr. Wasserman has consulted with major corporations in the areas of marketing, advertising and sales. He is a director and the chairman of the Audit Committee of Stratasys, Inc. (a manufacturer of rapid prototyping systems whose common stock is quoted on the Nasdaq National Market).

	Alvin E. Nashman has served as a Director of the Company since August 1998. He has been an independent consultant for major corporations in the field of computer service for the past seven years. Prior to that, Dr. Nashman was a Director of Computer Sciences Corporation and President of its Systems Group.

	James W. Davis became a Director of the Company in June 2000. Since January 1999, he has been Senior Partner at Key West Technologies, LLC, a business consulting partnership advising a number of firms with regard to technology, e-commerce, the Internet and business management. From January 1997 through January 1999, he served as the President and Chief Executive Officer of MRT micro, ASA/Inc. (a communications software company). From September 1996 to January 1997, Mr. Davis was a Visiting Research Scholar at the Communications Technology Center at Florida Atlantic University. In March 1995, Mr. Davis founded Key West Technologies, Inc., a computer hardware and software company. In February 1996, Key West Technologies, Inc. was acquired by Interaxx Television Network, Inc. Mr. Davis served as Chief of Executive Officer of Interaxx Television Network, Inc. from February 1996 until January 1997. Mr. Davis has also served as Director for Intel Corp.'s Home Computing Laboratory, which was responsible for developing a consumer-focused Pentium platform strategy, and as Senior Technical Staff Member at International Business Machines Corp., where he worked for twenty-five years. While at IBM, he was also a member of IBM's Academy of Science and Technology and Chief Technical Officer of the IBM PC Company Premium Brand. He is currently a director of American Vantage Companies (a company engaged in the information technology personnel placement and restaurant industries whose common stock is quoted on the Nasdaq SmallCap Market).

	All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualify.

	The Company has two standing committees-the Audit Committee and the Compensation Committee. The members of each of the Audit Committee and the Compensation Committee are Messrs. Lerner, Wasserman, Nashman and Davis. The chairman of the Audit
Committee is Mr. Wasserman, and the chairman of the Compensation Committee is Mr. Lerner. The duties of the Audit Committee include recommending the engagement of independent public accountants, reviewing and considering actions of Management in matters relating to audit functions, reviewing with independent public accountants the scope and results of their audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. Among the duties of the Compensation Committee are to recommend to the Board of Directors remuneration for officers of the Company, to determine the number and issuance of options for executive officers of the Company, to review any compensation and incentive program for executive officers of the Company and to monitor the performance of any pension or profit sharing programs of the Company.

      The Board of Directors held three meetings during the year ended March 31, 2000 (Fiscal 2000). The Compensation Committee and the Audit Committee each held one meeting during Fiscal 2000. Each incumbent Director attended at least 75% of the total number of Board of Directors meetings and meetings of committees on which he served.


Executive Officers

	Officers of the Company are elected annually by, and serve at the discretion of the Board of Directors. The names and business backgrounds of Executive Officers of the Company who are not Directors of the Company are:

Name                    Age Position with the Company       Officer Since
----                    --- -------------------------       -------------
Frank T. Wong           53  Vice President-Finance              1992
			    and Secretary

Anthony R. Travaglini   47  Chief Technology Officer            1999

	Frank T. Wong has served as the Company's Vice President-Finance since February 1992, as a Director from June 1993 to March 1998 and as Secretary since September 1995. Prior thereto, from 1975 to 1991, he served as Chief Accountant of the Carvel Corporation, a franchise ice cream distributor.

	Anthony R. Travaglini became the Company's Chief Technology Officer in June 1999 when the Company acquired Pivot
Technologies, Inc. ("Pivot"). Mr. Travaglini founded Pivot in August 1997 and served as its President until Pivot was acquired by the Company. From 1992 until 1997, Mr. Travaglini was responsible for network, systems and administration management for multiple divisions of PepsiCo. While at PepsiCo., he supervised the design, development and implementation of PepsiCo.'s enterprise management system. Mr. Travaglini also served as Vice President of Trading Technologies at Shearson-Lehman Brothers from 1988 to 1992 and a senior UNIX systems administrator at Salomon Brothers from 1982 to 1988.

Director Fees

	The Company's independent directors receive an annual fee of $9,000 payable quarterly in advance. In addition, each independent director receives $1,500 for attendance in person at each Board meeting and $250 for participation in each telephonic board meeting held. Members of the Audit Committee and Compensation Committee are appointed annually and serve at the discretion of the Board of Directors. In recognition of the increased responsibilities of members of the Audit Committee, the Chairman of the Audit Committee will receive $3,500 per year and each other member of the Audit Committee will receive $2,500 per year, payable quarterly in advance, commencing October 1, 2000.


       Directors who are also officers of the Company currently receive no cash compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings. For serving as a director, the Company's independent directors each received in October
1999 options to purchase 25,500 shares of Common Stock that may be exercised immediately as to 8,500 shares, after October 12, 2000 as to 17,000 shares and after October 12, 2001 as to all 25,500 shares. See "Stock Option Plans" below.

Security Ownership Of Certain Beneficial Owners And Management

       The following table sets forth, as of September 15, 2000, certain information concerning those persons known to the Company, based on information obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding Common Stock, (ii) each Director,
(iii) each executive officer named in the Summary Compensation Table and (iv) all Directors and executive officers as a group.

			   Amount and Nature
Name and Address        of Beneficial Ownership     Percent of Class (1)
of Beneficial Owner           Common Stock             Common Stock
-------------------     -----------------------     --------------------
Steven H. Rothman (2)             997,403 (3)(4)           20.4%

Howard Pavony (2)                 989,056 (3)(5)           20.2%

Anthony R. Travaglini (2)         238,565 (6)               4.9%

William Lerner
423 East Beau Street
Washington, PA  15301              32,000 (7)                *

Arnold Wasserman
1 Brookwood Drive
West Caldwell, NJ 07006            27,000 (7)                *

Alvin E. Nashman
3609 Ridgeway Terrace
Falls Church, VA 22044             27,000 (7)                *

James W. Davis
17300 Boca Club Blvd.
Boca Raton, FL 33487                8,500 (7)                *

All Directors and
executive officers
as a group (8 persons)          2,328,279 (8)              47.6%

_________________________
* Represents less than 1%.

(1) Based on 4,895,569 shares of Common Stock issued and outstanding as of September 15, 2000.

(2)     The address of this person is c/o the Company, 614
	Corporate Way, Valley Cottage, New York 10989.

(3) Includes 134,000 shares that he may acquire upon exercise of currently exercisable options.

(4) Includes 1,125 shares held by his spouse. Does not include an aggregate of 55,544 shares held in trust for his three children, as to which he disclaims beneficial ownership.

(5) Does not include an aggregate of 52,444 shares held in trust for his children, as to which he disclaims beneficial ownership.

(6) Includes 50,000 shares that he may acquire upon exercise of a warrant and 188,565 shares subject to a lock-up agreement that restricts the resale of 47,142 shares until June 2, 2000 and 141,423 shares until June 2, 2001. The Company has the right to purchase shares released from the lock-up agreement if Mr. Travaglini elects to sell them in a private transaction.

(7) Represents shares that he may acquire upon exercise of currently exercisable options.

(8) Includes 417,500 shares that may be acquired upon exercise of currently exercisable options.

			EXECUTIVE COMPENSATION

Summary Compensation Table

	The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during the three fiscal years ended March 31, 2000 by certain executive officers of the Company. No other executive officers received compensation in excess of $100,000 during such years.

								Long-Term
			 Annual Compensation                    Compensation
			---------------------                   ------------
								  Shares
Name and Principal                                               Underlying
Position                Year    Salary($)    Bonus($)   Other(1)  Options(#)
-------------------     -----   ---------    --------   ------- ------------
Howard Pavony            2000    $237,500    $20,000    $41,488     24,000
 Chairman of the Board   1999    $227,500    $40,000        -       50,000
			 1998    $213,334        -          -          -

Steven H. Rothman        2000    $237,500    $20,000    $40,916     24,000
 Chief Executive Officer 1999    $227,500    $40,000        -       50,000
  and President          1998    $213,334        -          -          -

Anthony R. Travaglini    2000    $128,654        -          -          -
 Chief Technology Officer
--------------------
(1) Other compensation primarily represents amounts paid by the Company for life insurance premiums and leased automobiles that are used in business by the executives. In prior years, these amounts were below the reportable threshold.

Option Grants In Last Fiscal Year

	The table below includes the number of stock options granted to the executive officers named in the Summary
Compensation Table during the year ended March 31, 2000, exercise information and potential realizable value.

			    Individual Grants                                       Potential Realizable
			 Number of       Percent of                                 Value at Assumed
			 Securities      Total Options                              Annual Rates of Stock
			 Underlying      Granted to                                 Price Appreciation
			 Options         Employees in     Exercise    Expiration      for Option Term
			 Granted(#)      Fiscal Year      Price($/sh)    Date            5%         10%
			 ----------      ------------     -----------  ---------      --------    --------


Howard Pavony             5,200               1.5%        $2.6875     10/11/09         $8,789       $22,273
			 18,800               5.3%        $2.9563     10/11/04        $15,355       $33,931

Steven H. Rothman         5,200               1.5%        $2.6875     10/11/09         $8,789       $22,273
			 18,800               5.3%        $2.9563     10/11/04        $15,355       $33,931

Anthony R. Travaglini      -                    -             -           -              -              -

Aggregated Option Exercises In Last Fiscal Year And FY-End Option Values

	The table below includes information regarding the value realized on option exercises and the market value of unexercised options held by the executive officers named in the Summary
Compensation Table during the year ended March 31, 2000.

								   Value of
						 Number of       Unexercised
						Unexercised     In-The-Money
		   Shares                         Options         Options
		   Acquired                     at FY-End(#)    at FY-End($)
		     on            Value        Exercisable/     Exercisable/
Name              Exercise (#)    Realized     Unexercisable    Unexercisable
---------------- ------------ ------------     -------------    -------------
Howard Pavony         0             0          124,000/10,000  381,753/44,300

Steven H. Rothman     0             0          124,000/10,000  381,753/44,300

Anthony R. Travaglini -             -                -                -


Employment Agreements

	On September 1, 1996, Howard Pavony and Steven H. Rothman, the Chairman of the Board of Directors and the Chief Executive Officer of the Company, respectively, each entered into a five-year employment agreement with the Company on the terms set forth below. Each agreement renews annually after the term unless either party elects to terminate. Salary for the fiscal year ending March 31, 2000 was at the rate of $237,500. Under each agreement, the executive receives annual increases in salary equal to the greater of (i) the percentage increase in the Consumer Price Index; and (ii) $10,000. Each executive is entitled to participate in the Company's stock option plans and any incentive bonus program established from time to time, as determined by the Compensation Committee of the Board of Directors. Each executive also is entitled to an automobile. Further, the Company will maintain a $1,000,000 life insurance policy on each executive's life, payable to the beneficiaries named by him, and maintain disability insurance for the benefit of each executive which will pay $150,000 per annum to him in the event of his permanent disability. In the event that there is a change in control of the Company, the executive will be entitled, upon such change of control, to terminate his employment and receive 2.9 times his annual salary as then in effect.

	Simultaneously with the acquisition of Pivot on June 2, 1999, the Company and Mr. Travaglini entered into an employment agreement with a term ending on March 31, 2002 providing for a base salary of $150,000 based on an April 1 to March 31 Fiscal Year; $175,000 for the second year and $185,000 for the third year; bonus and stock options based on the earnings of the Company's business with respect to which Mr. Travaglini has management responsibility; and a $500 per month car allowance.

Stock Option Plans

	The Company has adopted the following stock plans: the 1993 Stock Option Plan, which provides for the grant of options to purchase 250,000 shares of Common Stock; the 1996 Stock Option Plan, which provides for the grant of options to purchase
350,000 shares of Common Stock; the 1998 Stock Option Plan, which provides for the grant of options to purchase 250,000 shares of Common Stock, and the 2000 Long Term Performance Plan, which provides for stock awards of up to 350,000 shares of Common Stock. Employees (including officers), directors and others who provide services to the Company and its subsidiaries are eligible to participate in the plans. The plans are administered by the Board of Directors or the Compensation Committee.

	Options granted under the plans may be incentive stock options or ISOs (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), or non-qualified stock options. Non-qualified stock options may be granted in tandem with stock appreciation rights. The exercise price of options may not be less than 100% of the fair market value of the Common Stock as of the date of grant, except that this limitation does not apply to options granted under the 1998 Stock Option Plan and the exercise price of ISOs granted to an employee who owns more than ten percent of the outstanding Common Stock may not be less than 110% of the fair market value as of the date of grant. Options may not be exercised more than 10 years after the date of grant, or five years in the case of ISOs granted to an employee who owns more than 10% of the outstanding Common Stock. An option may be exercised by tendering payment of the purchase price to the Company or, at the discretion of the Board of Directors or Compensation Committee, by delivery of shares of Common Stock having a fair market value equal to the exercise price. The number of shares that may be acquired upon exercise of an option and the exercise price of an option are subject to adjustment in the event of a merger, recapitalization, stock split or stock dividend. The 2000 Long Term Performance
Plan permits the grant of any form of award, including stock options, stock appreciation rights, and stock or cash awards. Awards under the 2000 Long Term Performance Plan may be in stock or denominated in units of stock, which may be subject to restrictions on transfer and include forfeiture provisions.

	As of March 31, 2000, options to purchase 647,534 shares were outstanding, options to purchase 158,666 shares had been exercised and options to purchase 43,800 shares were available for future grants. No options have been granted under the 2000 Plan.

	As of the date hereof, Messrs. Pavony and Rothman each hold non-qualified stock options expiring on October 19, 2005 to purchase up to 10,000 shares of Common Stock at $2.25 per share, non-qualified stock options expiring on July 13, 2008 to purchase up to 50,000 shares of Common Stock at $2.25 per share, non-qualified stock options expiring on October 11, 2009 to purchase up to 5,200 shares of Common Stock at $2.6875 per share, incentive stock options expiring on August 31, 2001 to purchase up to 50,000 shares of Common Stock at $4.43 per share and incentive stock options expiring on October 11, 2004 to purchase up to 18,800 shares of Common Stock at $2.9563 per share; Mr. Lerner holds options expiring on September 14, 2005 to purchase up to 2,500 shares of Common Stock at $2.25 per share, options expiring on August 19, 2006 to purchase up to 2,500 shares of Common Stock at $2.25 per share, options expiring on March 31, 2008 to purchase up to 10,000 shares of Common Stock at $2.75 per share and options expiring on October
11, 2009 to purchase up to 25,500 shares of Common Stock at $2.6875 per share; Messrs. Wasserman and Nashman each hold options expiring on March 31, 2008 to purchase up to 10,000 shares of Common Stock at $2.75 per share, options expiring on October 15, 2008 to purchase up to 10,000 shares of Common Stock at $1.625 per share and options expiring on October 11, 2009 to purchase up to 25,500 shares of Common Stock at $2.6875 per share; and Mr. Davis holds options expiring on June 7, 2010 to purchase up to 25,500 shares of Common Stock at $6.50 per share.

Compensation Committee Reports On Executive Compensation

	It is the responsibility of the Compensation Committee of the Board of Directors to administer the Company's incentive plans, to review the compensation levels and performance of management and to recommend compensation changes to the Board of Directors.

	Report By Compensation Committee

	Philosophy

	The Compensation Committee believes that maximizing shareholder value is the most important measure of success, and achieving this depends on the coordinated efforts of individual employees working as a team toward defined common performance goals. The objectives of the Company's compensation program are to align executive compensation with shareholder value, to reward individual and team effort and performance furthering the Company's business goals and to attract, retain and reward employees who will contribute to the long-term success of the Company. The compensation for executive officers and management is designed to be competitive, reward exceptional performance and align the interest of executive officers with the interests of shareholders.

	The total direct compensation package for the Company's executives, including the Chairman of the Board of Directors and the Chief Executive Officer and President, is made up of three elements: (i) a competitive base salary; (ii) attractive short-term incentives to executives to earn additional bonus income based on operating results; and (iii) the grant of stock options, from time to time, to executives in an effort to provide a closer identification of the executives' interests with those of the Company and its shareholders by giving them an opportunity to acquire a proprietary interest in the Company by means of the purchase of Common Stock.

	Salary

	With respect to Howard Pavony, the Chairman of the Board of Directors, Steven H. Rothman, the Chief Executive Officer and President, and Anthony R. Travaglini, the Chief Technology
Officer, salary is determined pursuant to the terms of their respective employment contracts with the Company. The salary of Frank Wong, Vice President-Finance for Fiscal 2000 was fixed by the Compensation Committee. The Compensation Committee believes that the basic philosophy regarding salaries to be followed is to consider increases based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive's team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills, responsibilities and anticipated workload. The Compensation Committee will also consider demonstrated loyalty and commitment to the Company and the competitive salaries offered by similar companies to attract executives. Merit increases for executives are to be subject to the same budgetary guidelines as apply to an other employees of the Company. In those cases where an executive has entered into an employment agreement, the base salary is determined pursuant to the terms of the agreement, and renewals of contracts will be considered on the basis of the performance of the individual, the performance of the Company and the compensation philosophy of the Company.

	Bonuses

	Bonus incentives are structured so that if the Company achieves its target goals, the incentive bonuses for the executives could be a significant percentage of base salary.
This policy is designed to further motivate individuals to improve performance. Bonuses were awarded during Fiscal 2000 to the (i) Chairman of the Board and (ii) the Chief Executive Officer and President in the amount of $20,000 each.

	Stock Options

	Executives are eligible for annual stock option grants under the employee stock option plans applicable, from time to time, to employees generally. The number of options granted to any individual depends on individual performance, salary level and competitive data, and the impact that such employee's productivity may make to shareholder value over time. In addition, in determining the number of stock options granted to each executive, the Compensation Committee reviews the unvested options of each executive to determine the future benefits potentially available to the executive. The number of options granted will depend in part on the total number of unvested options deemed necessary to provide an incentive to that individual to make a long term commitment to remain with the Company. By giving to executives an equity interest in the

Company, the value of which depends upon stock performance, the policy seeks to further align management and shareholder interests.

	Respectfully Submitted,

	The Compensation Committee:

	William Lerner, Chairman
	Alvin E. Nashman
	Arnold J. Wasserman

Performance Graph

	The graph below compares the cumulative shareholder return of the Company with the cumulative return on the Standard &
Poor's SmallCap Index and a Peer Group Index and a Peer Group
Index assuming a $100 investment made on March 31, 1995.
Cumulative return data presented assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

		 Comparison of Five-Year Cumulative Total Return*
	 Micros-To-Mainframes, Inc., Standard & Poor's SmallCap And Peer Group
		      (Performance Results Through 3/31/00)

						 Indexed Returns

Company/Index                                      At March 31:
					--------------------------------------
			     1995      1996    1997    1998    1999      2000
MICROS-TO-MAINFRAMES, INC      100     131.03   86.19   75.88    93.09  396.50
STANDARD & POORS SMALLCAP      100     131.19  141.60  208.67   168.48  218.68
PEER GROUP                     100     121.15  168.02  182.33    81.52  248.99

Assumes $100 invested at the close of trading on 3/95 in Micros-To-Mainframes, Inc. common stock, Standard & Poor's SmallCap and Peer Group.
*Cumulative total return assumes reinvestment of dividends.
Source:  Value Line, Inc.


Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

	The Company has constructed a Peer Group consisting of other computer equipment resellers and packagers that also provide consulting services to their clients, including Alphanet Solutions, Inc., Applied Digital Solutions, Inc., Aztec Technology Partners, Inc., BTG, Inc., Manchester Equipment Company, Inc., Pomeroy Computer Resources, Inc. and Transnet Corp. The Company believes that these companies most closely resemble the Company's business mix and that their performance is representative of the industry.

	THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE
ELECTION OF THE NOMINEES NAMED ABOVE (PROPOSAL 1).

PROPOSAL 2.     APPROVAL AND ADOPTION OF THE MICROS-TO-MAINFRAMES,
		INC. 2000 LONG-TERM PERFORMANCE PLAN

Description of 2000 Plan

	The Board of Directors has adopted the Micros-to-Mainframes, Inc. 2000 Long-Term Performance Plan (the "2000 Plan"), and joins with the Company's management in asking for your support of this proposal. Competition for key employees is very intense. To secure top talent, we need to have competitive compensation programs, including equity based awards. The use of stock options and other stock awards is widely prevalent and continues to increase, and we must also do so. The 2000 Plan is integral to our compensation strategies and programs, and with stockholder approval of the 2000 Plan, we expect to continue our efforts to use stock options to incent and retain executive employees with critical skills.

	The 2000 Plan provides for stock awards of up to 350,000 shares. The 2000 Plan permits the grant of any form of award, including, but not limited to, stock options, stock appreciation rights ("SAR's") and stock and cash awards, whether granted singly, in combination or in tandem. Stock options will be granted at an exercise price of not less than 100% of fair market value (as defined in the 2000 Plan) on the date of grant and it is expected that options and SAR's will typically be granted for periods of 10 years or less. The 2000 Plan also permits the grant of other awards in stock or denominated in units of stock, which may be subject to restrictions or transfer and/or forfeiture provisions.

	For purposes of determining the number of shares of common stock issued under the 2000 Plan, no shares will be deemed issued until they are actually delivered to a participant, or such other person in accordance with Section 10 of the 2000
Plan. Shares covered by awards that either wholly or in part are not earned, or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards shall be available for future issuance under the 2000 Plan. Further, shares tendered to or withheld by us in connection with the exercise of stock options, or the payment of tax withholding on any award, will also be available for future issuance under the 2000 Plan.

	We intend that the 2000 Plan will be administered by the Compensation Committee (or any successor committee), which is constituted in compliance with the rules and regulations issued under the federal securities laws and the Internal Revenue Code. In administering the 2000 Plan, the Committee has the full power to select participants, to interpret the provisions of the plan, to grant waivers of award restrictions, to continue or accelerate the exercisability, vesting or payment of an award and to adopt such rules, regulations and guidelines for carrying out the 2000 Plan as it may deem necessary or proper. The Committee may delegate certain of its duties, power and authority to officers of the Company, pursuant to such conditions and limitations as the Committee may establish. The 2000 Plan may not be amended to increase the maximum number of shares that may be issued under the 2000 Plan (except for adjustments pursuant to Section 14 of the 2000 Plan) or to permit the granting of stock options or SAR's with exercise or grant prices lower than those specified in Section 6 of the 2000 Plan without stockholder approval.

	Awards under the 2000 Plan may be made to employees of, and other individuals providing services to Micros-to-Mainframes or its subsidiaries. Participants in the 2000 Plan will be recommended by their management, and the Committee intends to review and act on all 2000 Plan grants and awards for officers and certain other senior management positions.

	The 2000 Plan has been designed to meet the requirements of
section 162(m) of the Internal Revenue Code for stock options and SAR's. In addition, the 2000 Plan contains performance criteria for future long-term incentive awards to qualify those awards for tax deductibility under section 162(m). Those criteria consist of objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits, net profits, earnings per share, profit return and margins, stock price and working capital.

	The formula for any such award may include or exclude items to measure the specific objectives, such as losses from discontinued operations, extraordinary gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. These terms apply to "covered employees" as defined in section 162(m), which include the Company's chief executive officer and the four other most highly compensated executive officers of the Company.

	The foregoing summary of the terms and features of the 2000 Plan is qualified by reference to the 2000 Plan itself.

Federal Income Tax Consequences

	The Company has been advised by counsel that in general, under the Internal Revenue Code as presently in effect, a Participant (as defined in the 2000 Plan) will not be deemed to recognize any income for Federal Income Tax purposes at the time an option or stock appreciation right ("SAR") is granted or a restricted stock award is made, nor will the Company be entitled to a tax deduction at that time. However, when any part of an option or SAR is exercised, when restrictions on restricted stock lapse, or when an unrestricted stock award is made, the federal income tax consequences may be summarized as follows:

1. In the case of an exercise of a stock option other than an ISO, the Participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price.

2. In the case of an exercise of an SAR, the Participant will generally recognize ordinary income on the exercise date in an amount equal to any cash and the fair market value of any unrestricted shares received.

3. In the case of an exercise of an option or SAR payable in restricted stock, or in the case of an award of restricted stock, the immediate federal income tax effect for the Participant will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable as ordinary income until the year in which the Participant's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the Participant may elect to recognize income when the stock is received, rather than when the interest in the stock is received, the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the Participant makes this election, the amount taxed to the Participant as ordinary income is determined as of the date of receipt of the restricted stock.

4. In the case of ISO's, there is generally no tax liability at time of exercise. However, the excess of the fair market value of the stock on the exercise date of over the option price is included in the Participant's income for purposes of the alternative minimum tax. If no disposition of the ISO stock is made before the later of one year from the date of exercise and two years from the date of grant, the Participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price, if the stock is not held for the required period, ordinary income tax treatment will generally apply to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount of gain realized on the disposition of the stock) over the option price, and the balance of any gain or any loss will be treated as capital gain or loss. In order for ISO's to be treated as described above, the Participant must remain employed by the Company (or a subsidiary in which the Company holds at least 50 percent of the voting power) from the ISO grant date until three months before the ISO is exercised. The three-month period is extended to one year if the Participant's employment terminates on account of disability. If the Participant does not meet the employment requirement, the option will be treated for federal income tax purposes as an option as described in paragraph 5 below. A Participant who exercises an ISO might also be subject to an alternative minimum tax.

5. Upon the exercise of a stock option other than an ISO, the exercise of a SAR, the award of stock, or the recognition of Income on restricted stock, the Company will generally be allowed an income tax deduction equal to the ordinary income recognized by a Participant. The Company will not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to the Award, the recipient will recognize the amount of the cash payment as ordinary income, and the Company will generally be entitled to a deduction in the same amount.

6. Pursuant to section 162(m) of the Code, the Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year, is the Company's chief executive officer or among one of its four other highest compensated officers for that year. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that compensation attributable to stock options and stock appreciation rights granted under the Plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. The Plan also authorizes the grant of long-term performance incentive awards utilizing the performance criteria set forth in the Plan that may likewise be treated as qualified performance-based awards.

	THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE
APPROVAL AND ADOPTION OF THE MICROS-TO-MAINFRAMES, INC. 2000
LONG-TERM PERFORMANCE PLAN (PROPOSAL 2).

PROPOSAL 3.     RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

	On March 19, 1999 the Company and Ernst & Young, LLP (the "Former Accountants") mutually agreed that Ernst & Young, LLP would resign as its principal accountants. On March 29, 1999, the company engaged Goldstein Golub Kessler LLP, independent public accountants, as its principal accountants to audit the Company's financial statements for Fiscal 1999. The Former Accountants had audited the Company's financial statements since 1988. The Company's Board of Directors approved the selection of Goldstein Golub Kessler LLP.

	In connection with the audits of the fiscal year ended March 31, 1998 ("Fiscal 1998") and during the subsequent interim period through March 19, 1999 there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure if not satisfactorily resolved would have caused the Former Accountants to make reference to such matter in its report.

	The Former Accountants' report on the financial statements for Fiscal 1998 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to uncertainty, audit scope, or accounting principles.

	Goldstein Golub Kessler LLP has been appointed by the Board of Directors as the Company's auditors for the current year.
Although stockholder approval is not required, it is the policy of the board of directors to request stockholder ratification of the appointment or reappointment of auditors.

	A representative of Goldstein Golub Kessler LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions.

	THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
PROPOSAL 3.

			    OTHER MATTERS

	The Board of Directors is not aware of any business to be presented at the Annual Meeting except for the matters set forth in the Notice and as described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' proxies will be voted in favor of the proposals of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the person(s) named in the accompanying proxy will vote on those matters according to their best judgment

			      EXPENSES

	The entire cost of preparing, assembling, printing and mailing this Proxy Statement the enclosed proxy and other materials, and the cost of soliciting proxies with respect to the Annual Meeting will be borne by the Company. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone and telegram by Officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

	      COMPLIANCE WITH 16(a) OF THE EXCHANGE ACT

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers, Directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's copies of such forms received or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that, during the time period from April 1, 1999 to March 31, 2000, all filing requirements applicable to its Officers, Directors and greater than ten percent beneficial owners were complied with.



	     DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

	Proposals of Shareholders of the Company that are intended to be presented at the Company's next Annual Meeting must be received by the Company no later than May 28, 2001 in order for them to be included in the proxy Statement and form of proxy related to that meeting.

	By Order of the Board of Directors

	Frank T. Wong, Secretary

Valley Cottage, New York
September 25, 2000







	Copies of the Company's Annual Report on Form 10-K for the year ended March 31, 2000, as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by shareholders (including beneficial owners of Common Stock) upon written request to Frank T. Wong, the Company's Secretary, Micros-to-Mainframes, Inc., 614 Corporate Way, Valley Cottage, New York, 10989. In addition, the Company's EDGAR filings may be found on the Worldwide Web at www.sec.gov.